Exhibit 99.1

ASHFORD HOSPITALITY TRUST
Third Quarter 2012 Conference Call
November 1, 2012
10:00 a.m. Central

Introductory Comments – Marilynn Meek

Good day, everyone, and welcome to Ashford Hospitality Trust’s conference call to review the Company’s results for the third quarter of 2012. On the call today will be Monty Bennett, Chief Executive Officer, Douglas Kessler, President, David Kimichik, Chief Financial Officer and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled "Risk Factors" in Ashford's Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on October 31, 2012, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction – Monty Bennett

Thank you and good morning. We are pleased to report another solid quarter of EBITDA growth from improved RevPAR performance and operating margin expansion. Furthermore, our capital market strategies continue to enhance Ashford’s financial flexibility. Risk mitigation is one of our key priorities, as well as the ability to pursue accretive investment opportunities that may arise.

During the third quarter, we achieved RevPAR growth of 5.9% for all hotels in continuing operations, including 6.6% for all Legacy hotels and 3.4% for the hotels in the Highland Hospitality Portfolio. Approximately 86% of this RevPAR growth was generated from increases in our average daily rate and we expect this trend to continue. Overall, RevPAR growth continues to be driven by improving demand in the midst of a historically low period of new hotel room supply. This improvement in the lodging industry fundamentals is occurring in spite of sluggish economic growth. A positive change in any or all of these situations could lead to even greater acceleration in the already recovering lodging sector.

Looking ahead, PKF Hospitality Research continues to forecast strong RevPAR growth for U.S. hotels of 6.2% in 2013, and 8.8% in 2014. A key factor in this growth is the relatively low new supply due to the limited availability of hotel construction financing. In fact, the supply forecasts from PKF have actually come down recently; projecting net new supply growth for 2012, 2013, and 2014 of 0.4%, 0.8%, and 1.3% respectively. Given these favorable trends, we believe we are not even at the halfway point in this cycle and maintain that this period appears to be a very attractive time to invest in lodging stocks.

In terms of Adjusted EBITDA, we are very pleased to report on our strong growth of 14.4% over the prior year with an Adjusted EBITDA of $80.0 million. We achieved hotel EBITDA margin improvement of 216 basis points for all of our hotels. We expect increasing revenues and our cost control measures will continue to drive improved performance. EBITDA growth is a major operational focus for our team given that the benefits of this growth within our leveraged platform and existing share count have strong potential for shareholder value creation.

In our Legacy portfolio, we generated EBITDA flows of 70% and margin improvement of 221 basis points during the third quarter. In the Highland portfolio, we achieved EBITDA flows of 97% and margin improvement of 189 basis points. The Highland portfolio continued to experience strong EBITDA flow-through during the third quarter as a result of improved property management and the benefits of capital expenditures designed to unlock value in these assets. The Highland portfolio continues to perform in line with our original underwriting expectations. We continue to work on enhancing Highland’s top line performance with the goal of achieving even better results in the quarters to come.

For the third quarter of 2012, Ashford reported AFFO per diluted share of $0.31 compared with $0.38 a year ago. This year over year difference is due in part to the gains we experienced from the interest rate hedges that terminated in 2011, affecting AFFO per share by $0.12. We expect to see declining impact from our hedges in our financial reporting as the economic recovery continues and the hedges terminate.

As previously announced, our Board of Directors declared a dividend of $0.11 per share for the third quarter 2012, which represents an annual rate of $0.44 per share. This covered dividend is well above our peer average. Based upon yesterday’s closing price, the dividend yield is 5.1%, which is among the highest of our peer group.

Before I turn the call over to Kimo, I would like to note that we have included Jeremy Welter on this quarterly update. Jeremy is our Executive Vice President of Asset Management, and is responsible for overseeing the operational performance, brand relationships, and capital expenditures within our portfolio. We decided that investors might appreciate getting to hear directly from Jeremy and his department from time to time. With that, I will now turn the call over to Kimo to review our financial performance for the quarter.

Financial Review – David Kimichik

Thanks, Monty.

For the third quarter we reported a net loss to common shareholders of $23,637,000, Adjusted EBITDA of $79,954,000 and AFFO of $26,030,000, or $0.31 cents per diluted share.

At quarter’s end, Ashford had total assets of $3.5 billion in continuing operations, and $4.5 billion overall including the Highland portfolio which is not consolidated. We had $2.3 billion of mortgage debt in continuing operations and $3.1 billion overall including Highland. Our total combined debt currently has a blended average interest rate of 4.9%. With the maturing of some of our swapped positions, we currently have 63% fixed rate debt and 37% floating rate, all of which is capped. The weighted average maturity is 3.6 years.

Since the length of the swap does not match the term of the underlying fixed rate debt, for GAAP purposes the swap is not considered an effective hedge. The result of this is that the changes in market value of these instruments must be run through our P&L each quarter as unrealized gains or losses on derivatives. These are non-cash entries that will affect our Net Income, but will be added back for purposes of calculating our AFFO. For the third quarter, it was a loss of $8.0 million and for the year it was a loss of $23.7 million.

At quarter’s end, our Legacy portfolio consisted of 95 hotels in continuing operations containing 19,967 rooms. Additionally we own 71.74% of the 28 Highland hotels containing 5,800 net rooms in a joint venture. All combined, we currently own a total of 25,767 net rooms.

We also own a position in one performing mezzanine loan, the Ritz Carlton in Key Biscayne, Florida, with an outstanding balance of $4 million.

Hotel operating profit for all hotels, including Highland was up by $10.3 million, or 13%, for the quarter.

Our share count currently stands at 85.8 million fully diluted shares outstanding which were comprised of 68.2 million common shares and 17.6 million OP units.

During the quarter, we received a payment of $5 million from a guarantor on a previously fully impaired mezzanine loan. This payment is reflected on the income statement as a negative impairment charge and has been excluded for purposes of calculating Adjusted EBITDA and AFFO.

Lastly, I’d like to take a moment to discuss the additional financial disclosure we began providing last quarter, which was based on several conversations we had with many of you on this call. This includes a more detailed disclosure of our debt and trailing twelve month EBITDA by loan pool. This quarter we added to one of the schedules the Trailing Twelve Month EBITDA Debt Yield. We hope that this additional information enables you to prepare a bottom up valuation analysis on Ashford, rather than a top down approach. We anticipate that this should lead to more accurate indications of our value when summarizing the individual portfolios and taking into consideration that all of our loan pools are non-recourse. We hope this additional disclosure helps you in refining your models and perspective on the Company.

I’d now like to turn it over to Jeremy Welter for some additional insight on asset performance during the quarter.

Asset Management – Jeremy Welter

Thank you Kimo, and good morning everyone. As previously stated by Monty, our third quarter RevPAR increased 5.9% for all hotels in continuing operations, including 6.6% for all Legacy hotels and 3.4% for the hotels in the Highland Portfolio. Total portfolio RevPAR index slightly increased during the third quarter. We observed strong underlying market trends across our portfolio, which contributed to significant growth in Average Daily Rate of 5.2% and 4.7% for our Legacy and Highland Portfolios, respectively. Leisure travel continued its resurgence during a strong summer season. Group travel also outpaced our expectations in many of our key MSAs. However, some of the demand growth has been neutralized by a further reduction in government related room night utilization and ancillary spending across our portfolio. As we have stated on previous calls, the lodging recovery is broad-based with our highest RevPAR growth in major markets coming from Houston, Jacksonville, Chicago, as well as Tampa and Charlotte, all of which delivered over 15% RevPAR growth for the quarter.

It is worth highlighting some one-time events that impacted our results in the third quarter. The Republican and Democratic National Conventions were held in Tampa and Charlotte, respectively. Our five hotels in these markets benefitted tremendously from the conventions and outperformed even our own internal expectations. Despite the conventions lasting less than a week, these five properties experienced RevPAR growth of over 20% for the entire quarter. The five day pickup for our Tampa and Charlotte assets translated into a 155% increase in ADR, a 44 point increase in occupancy and a 366% increase in RevPAR as compared to the prior year. Affecting the performance of the Highland portfolio was this year’s timing of the Jewish holidays, as well as Hurricane Irene, which provided a boost to 2011’s comparable results.

Setting aside one-time events, I would like to give you some additional color on a few of our major markets. The Washington D.C. area is the largest market in our portfolio representing approximately 10% of our rooms and approximately 15% of our EBITDA. With a number of our hotels centered in the Crystal City area near Reagan Airport, the on-going Base Realignment and Closure plan, or BRAC, being implemented by the Department of Defense has been challenging. But, resilient group travel and strong summer leisure travel drove RevPAR for our D.C. hotels higher by 6.1%, the best quarter of 2012 yet. Our asset management team recognized the challenges in D.C. and proactively worked with our managers to group-up for our big-box D.C. assets during the quarter, which in turn, led to RevPAR gains of 8.6% and 10.6% for the Marriott Gateway and the Capital Hilton, respectively. Looking ahead, group room bookings in 2013 are thus far solid and the long-term fundamentals in Crystal City will remain strong due to its strategic location near the Pentagon and downtown Washington D.C. While the D.C’s market growth is still slower relative to other gateway cities, we remain confident in its excellent long-term prospects and expect to see improved performance following the presidential election.

Turning to other markets, the San Francisco Bay Area was one of the strongest performing MSAs in our portfolio this quarter with RevPAR increasing over 13% driven almost entirely by increases in ADR. Our Orlando hotels, which represent 7% of our rooms, experienced RevPAR growth of 9.1% for the quarter, which again evidenced the pickup of summer leisure.

Our asset management team continues to be among the most aggressive in the industry in resisting cost creep and controlling margins as evidenced by our hotel EBITDA flows of 74% and margin improvement of 216 basis points. The team continues to be laser focused with our third party property and brand managers by monitoring head counts, labor costs and scheduling. We are also pleased by the team's success in working through the challenges we were presented with Marriott's Sales Transformation, which impacted our Marriott-managed portfolio during its roll out. The final markets were rolled out in the third quarter of 2011 and we have worked actively with Marriott on deployment, business development, key account coverage, and overall sales and revenue management strategies. We are beginning to see the benefits of these initiatives, with a net result of 9.6% increase in quarterly RevPAR in our Marriott-managed legacy assets.

Looking ahead, we remain optimistic for 2013, particularly as we consider the favorable hotel demand and net new supply imbalance. We have analyzed our properties and believe average net new supply for 2013 in our specific markets should be less than 1%.

In terms of capital expenditures, we continue to strategically invest to strengthen our assets’ competitive positions. Year to date we have invested $82 million. Of this amount, $27 million or 33% was owner funded above and beyond our FF&E reserve. We recently completed transformational lobby and public space renovations for our two Highland portfolio D.C. independent hotels: the Churchill and Melrose. During the second quarter we completed the rooms renovation of our Key West asset, which benefited the property in the third quarter as it grew RevPAR by 9.8%.

Now, I’d like to turn the call over to Douglas to discuss our capital market strategies.

Capital Market Strategies – Douglas Kessler

Thank you Jeremy and good morning everyone. Throughout the year, our capital market strategies have focused on two key themes: proactively managing debt maturities and maintaining disciplined approaches to cash accessibility and utilization. Our capital goal remains to be in a strong position to weather any short-term market fluctuations, while also being ready to pursue accretive investment opportunities. We continue to carefully monitor the capital markets and have seen some improving trends, especially lately with regards to the availability of debt.

We have successfully refinanced our 2012 maturities, and are already working on our loans maturing in 2013 and beyond. With the high debt yields on these upcoming refinancings, we do not expect any capital will be needed for pay downs. For example, we are in the process of refinancing our $101 million of loans maturing in the 1st and 2nd quarter of 2013 on three very strong performing assets within the Highland portfolio. We also see an opportunity with the recent improvement in the debt markets to pursue an early refinance of a $154 million non-recourse loan currently at a 12.72% interest rate that is set to mature in December 2015. We hope to make an announcement in the near future on these financing initiatives.

During the third quarter, we added a new participant to our senior credit facility, upsizing this facility to $165 million from $145 million. The terms of the credit facility remain unchanged and we retain the option, subject to lender approval, to further expand the facility to an aggregate size of $225 million. The syndicate now consists of six banks including: Bank America Merrill Lynch who we recently added, Deutsche Bank, Morgan Stanley, UBS, Credit Suisse, and our lead arranger Key Bank. Currently, this facility remains undrawn and all other Company debt is non-recourse.

On the transaction side, during the third quarter we transferred the Hilton El Conquistador in Tucson to a receiver as part of a consensual foreclosure. By eliminating this hotel from our portfolio and removing the associated $19.7 million debt balance, it will be approximately $0.03 accretive to AFFO based upon its trailing twelve month EBITDA contribution of a negative $1.7 million. The other hotel sales effort that we mentioned earlier in the year, namely the DoubleTree Columbus, has taken longer to complete. This unencumbered asset is relatively small in value, and we hope to report soon on our progress. Regarding other asset sales, the market for hotels remains attractive and we regularly receive interest from unsolicited buyers for several of our hotels. Our preference though is to hold onto assets rather than selling them at this point in the lodging cycle. There are several reasons for this. We anticipate seeing improvement in the net operating income in our hotels, and as a result an increase in value over time. Second, we continue to see more investment capital flowing into the lodging sector. Third, with capital flows increasing and the interest rate market remaining relatively low for the foreseeable future, we do not expect any near-term risk of cap rate expansion. Of course, we are constantly evaluating these factors and our analysis is subject to change as conditions fluctuate.

Since we’ve stated that it is not a good time for us to sell, you might wonder why we aren’t buying at this point in the cycle. The answer is that finding accretive hotel investments remains a challenge for us given our current cost of capital and share price. The acquisition market is extremely competitive for high quality hotels. While we continue to actively underwrite opportunities, we see no need to issue equity at a depressed EBITDA multiple to chase investments. We want our growth to be meaningful, and believe that our strategies are highly aligned with shareholder interests given our 21% insider ownership.

That concludes our prepared remarks and we will now open it up for your questions.

Q&A

Ending – Monty Bennett

Thank you for your participation today. We appreciate your continued support and look forward to seeing many of you at NAREIT in a couple of weeks.

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